1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD REPORTS REGULAR MONTHLY SHIPMENTS AND SALES FROM SUMMIT SILVER-GOLD MINE

ALBUQUERQUE, New Mexico – April 28, 2011 – Santa Fe Gold Corporation (OTCBB: SFEG) today provided an update on shipments and sales from its Summit silver-gold mine located in southwestern New Mexico. Santa Fe reported that during 2011 it has been delivering its products to two smelters under previously announced sales contracts. Santa Fe has delivered regular monthly shipments of high-value silver-gold concentrates to Aurubis AG in Germany, and shipments of siliceous flux material for precious metals recovery to Asarco LLC in Arizona. Shipments delivered to date are valued in excess of $4.0 million.

Santa Fe’s President and CEO, Pierce Carson, said, “Because of delayed payment terms from the smelters, we are still awaiting payment for the majority of the material shippe d to date. However, on the positive side, settlement prices for a significant portion of the material will be based on precious metals prices for April and May, so we are fortunate in realizing the recent record highs in both silver and gold prices.

“Silver has outperformed gold on a relative basis, and two-thirds or more of our revenue is now derived from silver.”

Carson continued, “We now have established a schedule of regular monthly shipments. As the Summit mine ramps from the current production rate of 100-150 tons per day to full production of 400 tons per day during 2011, we expect sales volumes to increase substantially.

“The present environment of rising silver and gold prices is an exciting time to be bringing a new silver-gold mine on stream, and we are confident that the future is bright for Santa Fe and its shareholders.”

The Summit underground mine is operating two 10-hour shifts a day, seven days a week, and employs a work force of 25 people. The mine is producing 100-150 tons of ore per day and continues to make satisfactory progress towards the objective of ramping to full production of 400 tons per day during 2011. The Lordsburg mill currently is operating one 8-hour shift per day, five days a week and employs 15 people.

About Santa Fe Gold:

Santa Fe Gold is a U.S. -based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico, which began processing operations in 2010; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico; (iv) the Black Canyon mica deposit and processing equipment near Phoenix, Arizona; and (v) a deposit of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high -quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable US and Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and its Canadian public disclosure filings may be accessed via www.sedar.com, and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
W. Pierce Carson, President and Chief Executive Officer
505-255-4852